Exhibit A

DEPOSIT AGREEMENT AMONG ASLAN PHARMACEUTICALS LIMITED, JPMORGAN CHASE BANK, N.A. AS DEPOSITARY AND HOLDERS OF AMERICAN DEPOSITARY RECEIPTS

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TESTIMONIUM

SIGNATURES

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DEPOSIT AGREEMENT, dated as of                     , 2018 (the “Deposit Agreement”), among ASLAN Pharmaceuticals Limited and its successors (the “Company”), JPMORGAN CHASE BANK, N.A., as depositary hereunder (the “Depositary”), and all holders from time to time of American Depositary Receipts issued hereunder (“ADRs”) evidencing American Depositary Shares (“ADSs”) representing deposited Shares (as defined below). The Company hereby appoints the Depositary as depositary for the Deposited Securities and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement. All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement. The parties hereto agree as follows:

1. Certain Definitions.

(a) “ADR Register” is defined in paragraph (3) of the form of ADR.

(b) “ADRs” mean the American Depositary Receipts executed and delivered hereunder. ADRs may be either in physical certificated form or Direct Registration ADRs (as hereinafter defined). ADRs in physical certificated form, and the terms and conditions governing the Direct Registration ADRs, shall be substantially in the form of Exhibit A annexed hereto (the “form of ADR”). The term “Direct Registration ADR” means an ADR, the ownership of which is recorded on the Direct Registration System. References to “ADRs” shall include certificated ADRs and Direct Registration ADRs, unless the context otherwise requires. The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

(c) Subject to paragraph (13) of the form of ADR, (Changes Affecting Deposited Securities) each “ADS” evidenced by an ADR represents the right to receive five (5) Shares and a pro rata share in any other Deposited Securities.

(d) “Custodian” means the agent or agents of the Depositary (singly or collectively, as the context requires) and any additional or substitute Custodian appointed pursuant to Section 9.

(e) The terms “deliver”, “execute”, “issue”, “register”, “surrender”, “transfer” or “cancel”, when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and, when used with respect to ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs.

(f) “Delivery Order” is defined in Section 3.

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(g) “Deposited Securities” as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash.

(h) “Direct Registration System” means the system for the uncertificated registration of ownership of securities established by The Depository Trust Company (“DTC”) and utilized by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC which provides for automated transfer of ownership between DTC and the Depositary.

(i) “FSC” means the means the ROC Financial Supervisory Commission, and any successor thereto.

(j) “Holder” means the person or persons in whose name an ADR is registered on the ADR Register.

(k) “Restricted ADSs” shall mean restricted ADSs representing Restricted Securities deposited hereunder.

(l) “Restricted ADRs” shall mean the ADRs evidencing the Restricted ADSs.

(m) “Restricted Securities” shall mean Shares which (i) are “restricted securities” as defined in Rule 144 under Securities Act of 1933, or (ii) are held by an “affiliate” (as such term is defined in Rule 144 under the Securities Act of 1933) of the Company, or (iii) are subject to other restrictions on sale or deposit under the laws, rules or regulations of the United States, the Cayman Islands, the ROC, the FSC or the Taipei Exchange, or under a shareholders’ agreement or other contract with the Company or the Company’s Memorandum and Articles of Association, or under the regulations of any applicable securities exchange.

(n) “ROC” means the Republic of China.

(o) “Securities Act of 1933” means the United States Securities Act of 1933, as from time to time amended.

(p) “Securities Exchange Act of 1934” means the United States Securities Exchange Act of 1934, as from time to time amended.

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(q) “Shares” means ordinary shares in registered form of the Company, par value NT 10.00 each, heretofore validly issued and outstanding and fully paid or hereafter validly issued and outstanding and fully paid. References to Shares shall include evidence of rights to receive Shares, including the rights to receive Shares specified in paragraph (1) of the form of ADR (Issuance of ADSs); provided, however, that in no event shall Shares include evidence of rights to receive Shares with respect to which the full purchase price has not been paid or Shares as to which pre-emptive rights have theretofore not been validly waived or exercised; provided, further , that, if there shall occur any change in par value, share capital, subdivision, consolidation, reclassification, conversion, exchange or any other similar event, in respect of the Shares of the Company, the term Shares shall thereafter, to the fullest extent permitted by law, represent the successor securities resulting from such change in par value, share capital, subdivision, consolidation, reclassification, conversion, exchange or other event.

(r) “Taipei Exchange” means the Taipei Exchange and any successor thereto.

(s) “Transfer Office” is defined in paragraph (3) of the form of ADR.

(t) “TWSE” means the Taiwan Stock Exchange and any successor thereto.

(u) “Withdrawal Order” is defined in Section 6.

2. Form of ADRs.

(a) Direct Registration ADRs. Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder.

(b) Certificated ADRs. ADRs in certificated form shall be printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any number of ADSs. ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. ADRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

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(c) Binding Effect. Holders shall be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, regardless of whether their ADRs are Direct Registration ADRs or certificated ADRs.

3. Deposit of Shares.

(a) Requirements. Subject to any restrictions on deposit provided for under the laws of the Cayman Islands or the ROC (including any approvals required from the FSC) and the terms and conditions of this Deposit Agreement, in connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in a form satisfactory to it:

(i) a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order a Direct Registration ADR or ADRs evidencing the number of ADSs representing such deposited Shares (a “Delivery Order”);

(ii) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares;

(iii) instruments assigning to the Depositary, the Custodian or a nominee of either any distribution on or in respect of such deposited Shares or indemnity therefor; and

(iv) proxies entitling the Custodian to vote such deposited Shares.

(b) Registration of transfer. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) (Distributions on Deposited Securities) or (13) (Changes Affecting Deposited Securities) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary, the Custodian or a nominee of either, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration.

(c) Delivery of Deposited Securities. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary for the benefit of Holders of ADRs (to the extent not prohibited by law) at such place or places and in such manner as the Depositary shall determine. Deposited Securities may be delivered by

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the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. To the extent that the provisions of or governing the Shares make delivery of certificates therefor impracticable, Shares may be deposited hereunder by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose with the Company or an accredited intermediary, such as a bank, acting as a registrar for the Shares, together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary. The Company agrees to notify the Depositary of any changes in the laws of the Cayman Islands, the ROC or otherwise which would permit deposits to be freely accepted hereunder.

(d) Until the Depositary is notified otherwise, under current ROC law, no deposit of Shares may be made hereunder, and no additional ADSs may be issued in respect thereof, without specific ROC regulatory approval, except in connection with: (i) stock dividends on, or free distributions of, Shares; (ii) the exercise by Holders of their pre-emptive rights in connection with capital increases for cash or (iii) the purchase directly by any person or through the Depositary or its agent of Shares on the Taipei Exchange for delivery of Shares to the Custodian or the delivery of Shares already held to the Custodian for deposit; provided that the total number of ADSs outstanding after an issuance described in clause 3(iii) hereunder does not exceed the number of issued ADSs previously approved by the FSC (plus any ADSs created pursuant to clauses 3(i) and 3(ii) above). Under current ROC law, issuances under clause 3(iii) above will be permitted only to the extent that previously issued ADSs have been cancelled and as permitted hereunder. At its discretion, the Depositary may refuse to accept Shares for deposit under clause 3(iii) above unless it receives satisfactory evidence or notification from the Company to the effect that the Shares may be lawfully deposited.

(e) Restricted American Depositary Shares. The Depositary may from time to time, at the written request and expense of the Company, establish procedures enabling the deposit hereunder of Shares that are Restricted Securities in order to enable the Depositary to issue Restricted ADRs representing such deposited Shares (such Shares that are Restricted Securities being “Restricted Shares” and the ADRs evidencing such Restricted ADSs being “Restricted ADRs”). The Company shall assist the Depositary in the establishment of such procedures and agrees that it shall take all steps necessary and reasonably satisfactory to the Depositary to ensure that the establishment of such procedures does not violate the provisions of the Securities Act of 1933 or any other applicable laws. The depositors of such Restricted Shares and the holders of the Restricted ADSs may be required prior to the deposit of such Restricted Shares, the transfer of the Restricted ADRs and the Restricted ADSs evidenced thereby or the withdrawal of the Restricted Shares represented by Restricted ADSs to provide such written certifications, opinions of counsel and/or agreements as the Depositary or

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the Company may require. The Company shall provide to the Depositary in writing the legend(s) (the “Legends”) to be included in the account statements issued from time to time to Holders of Restricted ADSs, which legends shall be in a form reasonably satisfactory to the Depositary and shall contain the specific circumstances under which the Restricted ADRs and the Restricted ADSs represented thereby may be transferred or the Restricted Shares withdrawn. Any Restricted ADSs shall be issued in book-entry form on the books of the Depositary with such restrictions, notations and blocks to ensure that such Restricted ADSs may not be delivered off the books of the Depositary through the Direct Registration System. The terms “deliver,” “execute,” “issue,” “register,” “surrender,” “transfer” or “cancel,” when used with respect to book-entry Restricted ADSs, shall refer to an entry or entries on the books of the Depositary.

The Depositary, the Company and each Holder of Restricted ADRs agrees that the following text of paragraph (1)(b) of the form of ADR shall not be applicable to persons depositing Restricted Shares against the issuance of Restricted ADSs: “, and (iv) such Shares (A) are not Restricted Securities unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an “affiliate” of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with, or the ADSs have been sold pursuant to an effective registration statement under the Securities Act of 1933 covering the resale of such ADSs and the Shares represented thereby, and in either case, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities.” In addition, the foregoing text shall not be applicable to Holders of Restricted ADSs unless and until each of following actions has been taken: (w) any applicable Legends and any stop-transfer instructions applicable to the Restricted ADSs on the Depositary’s records have been removed by the Depositary, (x) the Restricted ADSs and the Shares represented thereby have ceased to be Restricted Securities and the Restricted ADSs are treated by the Depositary on the same terms as the other ADSs issued and outstanding hereunder that are not Restricted ADSs, (y) the Depositary has moved the Shares represented by the Restricted ADSs to the general pool of Shares represented by the ADSs, and (z) the Depositary has taken all actions necessary to remove any distinctions, limitations and restrictions previously existing between the applicable Restricted ADSs and Restricted ADRs, respectively, on the one hand, and the other ADSs and ADRs that are not Restricted ADSs or Restricted ADRs, respectively, on the other hand, including, without limitation, by making the newly-unrestricted ADSs eligible for inclusion in the applicable book-entry settlement systems ((w), (x), (y) and (z), together, the “Restriction Removal Actions”).

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At all times that the Restricted ADSs constitute Restricted Securities, and at all times before the Restriction Removal Actions are taken, the Holder thereof shall not offer, sell, pledge, distribute, dispose of or otherwise transfer such Restricted ADSs unless it shall have provided to the Depositary (a) a legal opinion of U.S. counsel, in form and substance, and from counsel, reasonably satisfactory to the Depositary, to the effect that (i) the Shares represented by the Restricted ADSs have been registered under the Securities Act of 1933 or (ii) such Restricted ADSs and the Shares represented thereby may be offered and sold without registration under the Securities Act of 1933 pursuant to an applicable exemption from the registration requirements thereof and (b) such other documentation as the Depositary may reasonably require. In the case of a transfer under clause (ii), the Restricted ADSs will continue to bear the Legends after such transfer and shall otherwise remain subject to the provisions of this Section 3(e).

If a Holder surrenders Restricted ADSs for cancellation and withdrawal of Deposited Securities, the Depositary shall cancel the surrendered Restricted ADSs and deliver Deposited Securities only upon receipt of a certification and agreement in such form as the Depositary may reasonably request, signed by or on behalf of the person or entity that will be the beneficial owner of the Deposited Securities upon withdrawal, or, at the Depositary’s election, an opinion of U.S. counsel reasonably acceptable to the Depositary covering such matters as the Depositary may reasonably request, as well as such other opinions and documentation as the Depositary may reasonably require.

All references in this Deposit Agreement to ADSs shall include any Restricted ADSs issued under this Section 3(e), and all references to ADRs or American Depositary Receipts shall include any Restricted ADRs evidencing Restricted ADSs. The ADR Register shall include American Depositary Receipts and Restricted ADRs that are noted with such restrictions, notations and blocks to ensure that such Restricted ADSs may not be delivered off the books of the Depositary through the Direct Registration System. To the extent that, in relation to any Restricted ADS, any term or provision of this Section 3(e) shall be inconsistent with any other terms or provisions of this Deposit Agreement, the terms and conditions of this Section 3(e) shall take precedence with respect to such Restricted ADS, only to the extent of such inconsistency, and shall to such extent govern the rights and obligations of the parties to this Deposit Agreement pertaining to such Restricted ADSs and the Shares represented thereby. References in this Deposit Agreement to the Direct Registration System and Direct Registration ADRs shall not be deemed to apply to the Restricted ADSs or Restricted ADRs. References in this Deposit Agreement to Restricted ADRs shall refer to any written confirmation of book-entry notation provided to the Holder of such Restricted ADSs.

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If the Restricted ADRs and the Restricted ADSs represented thereby cease to be Restricted Securities, then upon the Depositary’s receipt of (1) an opinion of U.S. counsel reasonably acceptable to the Depositary covering such matters as the Depositary may reasonably request, (2) one or more opinions of Cayman Islands and ROC counsels reasonably acceptable to the Depositary covering such matters as the Depositary may reasonably request, (3) an instruction letter and agreement from the Holder of the Restricted ADRs covering such matters as the Depositary may reasonably require, (4) instructions from the Company to undertake the Restriction Removal Actions, (5) any certifications and other documentation specified in this Deposit Agreement or otherwise reasonably required by the Depositary and (6) compliance with any procedures established or otherwise required by the Depositary, the Depositary shall undertake the Restriction Removal Actions.

4. Issue of ADRs. After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by SWIFT, cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall properly issue at the Transfer Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

5. Distributions on Deposited Securities. To the extent that the Depositary determines in its discretion that any distribution pursuant to paragraph (10) of the form of ADR (Distributions on Deposited Securities) is not practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder’s ADRs (without liability for interest thereon or the investment thereof).

6. Withdrawal of Deposited Securities. In connection with any surrender of an ADR for withdrawal of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder’s written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a “Withdrawal Order”). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by SWIFT, cable, telex or facsimile transmission. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may

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deem practicable, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, stock administration agent or depositary or clearing corporation, acting as a registrar for the Deposited Securities.

7. Substitution of ADRs. The Depositary shall execute and deliver a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

8. Cancellation and Destruction of ADRs; Maintenance of Records. All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices.

The Depositary agrees to maintain or cause its agents to maintain records of all ADRs surrendered and Deposited Securities withdrawn under Section 6 hereof and paragraph (2) of the form of ADR (Withdrawal of Deposited Securities), substitute ADRs delivered under Section 7 hereof, and canceled or destroyed ADRs under this Section 8, in keeping with the procedures ordinarily followed by stock transfer agents located in the United States or as required by the laws or regulations governing the Depositary.

9. The Custodian.

(a) Rights of the Depositary. Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary reserves the right to add, replace or remove a Custodian. The Depositary will give prompt notice of any such action, which will be advance notice if practicable. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged.

(b) Rights of the Custodian. Any Custodian may resign from its duties hereunder by providing at least 30 days prior written notice to the Depositary. Promptly after receipt of such written notice, the Depositary shall endeavor to appoint a substitute custodian or custodians, each of which shall be a Custodian hereunder upon the effectiveness of such resignation. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act. Notwithstanding anything to the contrary contained in this Deposit Agreement (including the ADRs) and subject to the

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penultimate sentence of paragraph (14) of the form of ADR (Exoneration), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that the Custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

10. Lists of Holders. The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request. The Depositary or its agent shall furnish to the Company promptly upon the written request of the Company, a list of the names, addresses and holdings of ADSs by all Holders as of a date within seven days of the Depositary’s receipt of such request.

11. Depositary’s Agents. The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed, subject to paragraph (14) of the form of ADR (Exoneration).

12. Resignation and Removal of the Depositary; Appointment of Successor Depositary.

(a) Resignation of the Depositary. The Depositary may at any time resign as Depositary hereunder by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

(b) Removal of the Depositary. The Depositary may at any time be removed by the Company by providing no less than 60 days prior written notice of such removal to the Depositary, such removal to take effect on the later of (i) the 60th day after such notice of removal is first provided and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. Notwithstanding the foregoing, if upon the resignation or removal of the Depositary a successor depositary is not appointed within the 60-day period (in the case of resignation) or 60-day period (in the case of removal) as specified in paragraph (17) of the form of ADR (Termination), then the Depositary may elect to terminate this Deposit Agreement and the ADR and the provisions of said paragraph (17) shall thereafter govern the Depositary’s obligations hereunder.

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(c) Appointment of Successor Depositary. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADRs. Any such successor depositary shall promptly mail notice of its appointment to such Holders.    Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act.

13. Reports. On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon the Company’s delivery of all such communications, information and provisions for all purposes of this Deposit Agreement and the Depositary shall have no liability for the accuracy or completeness of any thereof.

14. Additional Shares. The Company agrees with the Depositary that neither the Company nor any company controlling, controlled by or under common control with the Company shall issue additional Shares, rights to subscribe for Shares, securities convertible into or exchangeable for Shares, or rights to subscribe for any such securities, or shall deposit any Shares under this Deposit Agreement, except under circumstances complying in all respects with the Securities Act of 1933. At the reasonable request of the Depositary where it deems necessary, the Company will furnish the Depositary with legal opinions, in forms and from counsels reasonably

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acceptable to the Depositary, dealing with such issues requested by the Depositary. The Depositary will not knowingly accept for deposit hereunder any Shares required to be registered under the Securities Act of 1933 unless a registration statement is in effect and will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company’s compliance with the requirements of the securities laws, rules and regulations in the United States.

15. Indemnification. The Company shall indemnify, defend and save harmless each of the Depositary, the Custodian and their respective directors, officers, employees, agents and affiliates against any loss, liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in connection with the provisions of this Deposit Agreement and of the ADRs, as the same may be amended, modified or supplemented from time to time in accordance herewith (i) by either the Depositary or a Custodian or their respective directors, officers, employees, agents and affiliates, except for any liability or expense directly arising out of the negligence or willful misconduct of the Depositary or its directors, officers or affiliates acting in their capacities as such hereunder on behalf of the Depositary, or (ii) by the Company or any of its directors, officers, employees, agents and affiliates.

The indemnities set forth in the preceding paragraph shall also apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer, issuance, deposit, withdrawal or sale of ADSs, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or its agents (other than the Company), as applicable, furnished in writing by the Depositary expressly for use in any of the foregoing documents and not changed or altered by the Company or any other person (other than the Depositary or its agents (other than the Company)) or (ii) if such information is provided, the failure to state a material fact therein necessary in order to make the information provided, in light of the circumstances under which made, not misleading.

Except as provided in the next succeeding paragraph or in Section 9 hereof, the Depositary shall indemnify, defend and save harmless the Company and its directors, officers and employees acting on the Company’s behalf hereunder against any direct loss, liability or expense (including reasonable fees and expenses of counsel) to the extent such loss is due to the negligence or willful misconduct of the Depositary or directors, officers or affiliates acting in their capacities as such hereunder on behalf of the Depositary.

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Notwithstanding any other provision of this Deposit Agreement or the ADRs to the contrary, neither the Depositary nor the Company, nor any of their agents shall be liable to the other for any indirect, special, punitive or consequential damages (excluding reasonable fees and expenses of counsel) or lost profits, in each case of any form (collectively, “Special Damages”), incurred by any of them, or liable to any other person or entity (including, without limitation, Holders and beneficial owners of, or holders of interests in, ADSs and ADRs) for any Special Damages, or any fees or expenses of counsel in connection therewith, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that (i) notwithstanding the foregoing and, for the avoidance of doubt, the Depositary and its agents shall be entitled to legal fees and expenses in defending against any claim for Special Damages and (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders and beneficial owners of, or holders of interests in, ADSs and ADRs) against the Depositary or any of its agents, the Depositary and its agents shall be entitled to full indemnification from the Company for all such Special Damages, and reasonable fees and expenses of counsel in connection therewith, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.

The obligations set forth in this Section 15 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

16. Notices.

(a) Notice to Holders. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or beneficial owners of, and/or holders of interests in, ADSs or ADRs held by such other Holders or beneficial owners and/or holders of interests.

(b) Notice to the Depositary or the Company. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number or in the case of the Company, the email address, set forth in (i) or (ii) below, respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

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(i)	JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, NY 10179

Attention: Depositary ADRs Group

Fax: (302) 220-4591

(ii)	ASLAN Pharmaceuticals Limited

83 Clemenceau Avenue

#12-03 UE Square

Singapore 239920

Attention: Kiran Asarpota, Chief Financial Officer

Fax: +65 6225 2419

Email: Kiran.Asarpota@aslanpharma.com

17. Counterparts. This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. Delivery of an executed signature page of this Deposit Agreement by facsimile or other electronic transmission (including “.pdf”. “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

18. No Third Party Beneficiaries; Holders and Owners as Parties; Binding Effect. This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, and their respective successors hereunder, and, except to the extent specifically set forth in Section 15 of this Deposit Agreement, shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders and owners of ADRs from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof.

19. Severability. If any provision contained in this Deposit Agreement or in the ADRs should be or become invalid, illegal or unenforceable in any respect, the remaining provisions contained herein or therein shall in no way be affected thereby.

20. Governing Law; Consent to Jurisdiction.

(a) Governing Law; Consent to Jurisdiction. The Deposit Agreement, the ADSs and the ADRs shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. The Company irrevocably agrees that any legal suit, action or proceeding against or involving the Company brought by the Depositary or any Holder, arising out of or based upon this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted in any state or federal court in New York, New York, and irrevocably waives any objection which it may now

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or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company also irrevocably agrees that any legal suit, action or proceeding against or involving the Depositary brought by the Company, arising out of or based upon this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may only be instituted in a state or federal court in New York, New York. Notwithstanding the foregoing, subject to the federal securities law carve-out set forth in Section 20(c) below, the Depositary may refer any such suit, action or proceeding to arbitration in accordance with the provisions of the Deposit Agreement and, upon such referral, any such suit, action or proceeding instituted by the Company shall be finally decided in such arbitration rather than in such court.

(b) Actions by Holders, etc. By holding an ADS or an interest therein, Holders and owners of interests in ADSs each irrevocably agree that any legal suit, action or proceeding against or involving Holders or owners of interests in ADSs brought by the Company or the Depositary, arising out of or based upon this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding an ADS or an interest therein, Holders and owners of interests in ADSs each also irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary brought by Holders or owners of interests in ADSs, arising out of or based upon this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Notwithstanding the foregoing, subject to the federal securities law carve-out set forth in Section 20(c) below, the Depositary may refer any such suit, action or proceeding to arbitration in accordance with the provisions of the Deposit Agreement and, upon such referral, any such suit, action or proceeding instituted by Holders and/or owners of interests in ADSs shall be finally decided in such arbitration rather than in such court.

(c) Optional Arbitration. Notwithstanding anything in this Deposit Agreement to the contrary, each of the parties hereto (i.e. the Company, the Depositary and all Holders from time to time of ADRs issued hereunder (and any persons owning or holding interests in ADSs)) agrees that: (i) the Depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to this Deposit Agreement, the

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ADSs or the ADRs or the transactions contemplated hereby or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination (a “Dispute”) against any other party or parties hereto (including, without limitation, Disputes, suits, actions or proceedings brought against Holders and owners of interests in ADSs), by having the Dispute referred to and finally resolved by an English language arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted under the terms set out below, and (ii) the Depositary may in its sole discretion require, by written notice to the relevant party or parties, that any Dispute, suit, action, controversy, claim or proceeding brought by any party or parties hereto (including, without limitation, Disputes, suits, actions or proceedings brought by Holders and owners of interests in ADSs) against the Depositary shall be referred to and finally settled by an English language arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted under the terms set out below; provided however, notwithstanding the Depositary’s written notice under this (ii), to the extent there are specific federal securities law violation aspects to any claims against the Company and/or the Depositary brought by any Holder, the federal securities law violation aspects of such claims brought by a Holder against the Company and/or the Depositary may, at the option of such Holder, remain in state or federal court in New York, New York and all other aspects, claims, Disputes, legal suits, actions and/or proceedings brought by such Holder against the Company and/or the Depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration in accordance herewith. Any such arbitration shall at the Depositary’s election be conducted in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A notice of arbitration may be mailed to the Company at its address last specified for notices under this Deposit Agreement, and, if applicable, to any Holders at their addresses on the ADR Register. In any case where the Depositary exercises its right to arbitrate hereunder, arbitration of the Dispute shall be mandatory and any pending litigation arising out of or related to such Dispute shall be stayed. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of the arbitration shall be the City of New York, State of New York, United States of America, and the language of the arbitration shall be English. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy, shall have no connection with any party thereto, and shall be an attorney experienced in international securities transactions. Each of the Company and the Depositary shall appoint one arbitrator and the two arbitrators shall select a third arbitrator who shall serve as chairperson of the tribunal. If a Dispute shall involve more than two parties, the parties shall attempt to align themselves in two sides (i.e.,

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claimant and respondent), each of which shall appoint one arbitrator as if there were only two parties to such Dispute. If either or both parties fail to select an arbitrator, or if such alignment (in the event there are more than two parties) shall not have occurred, within thirty (30) calendar days after the Depositary serves the arbitration demand or the two arbitrators fail to select a third arbitrator within thirty (30) calendar days of the selection of the second arbitrator, the American Arbitration Association shall appoint the remaining arbitrator or arbitrators in accordance with its rules. The parties and the American Arbitration Association may appoint the arbitrators from among the nationals of any country, whether or not the appointing party or any other party to the arbitration is a national of that country.    The arbitrators shall have no authority to award damages against any party not measured by the prevailing party’s actual damages and shall have no authority to award any consequential, special or punitive damages against any party and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Deposit Agreement. In all cases, the fees of the arbitrators and other costs incurred by the parties in connection with such arbitration shall be paid by the party (or parties) that is (or are) unsuccessful in such arbitration. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or act in any arbitration in the interest of the general public or in a private attorney general capacity.

(d) Notwithstanding the foregoing or anything in this Deposit Agreement to the contrary, any suit, action or proceeding based on this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted by the Depositary in any competent court in the Cayman Islands, the ROC, Singapore and/or the United States, or, subject to the federal securities law carve-out set forth in Section 20(c) above, by the Depositary through the commencement of an arbitration pursuant to Section 20(c) of this Deposit Agreement.

21. Appointment.

(a) Appointment. The Company has appointed Cogency Global Inc., 10 East 40th Street 10th Floor, New York, New York, 10016, as its authorized agent (the “Authorized Agent”) upon which process may be served in any such suit, action or proceeding (including any arbitration) arising out of or based on this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby which may be instituted in any state or federal court in New York, New York by the Depositary or any Holder, and waives any other requirements of or objections to personal jurisdiction with respect thereto.

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(b) Agent for Service of Process. Subject to the Company’s rights to replace the Authorized Agent with another entity in the manner required were the Authorized Agent to have resigned, such appointment shall be irrevocable. The Company represents and warrants that the Authorized Agent has agreed to act as said agent for service of process and/or notice of arbitration, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding (including arbitration) against the Company, by service by mail of a copy thereof upon the Authorized Agent (whether or not the appointment of such Authorized Agent shall for any reason prove to be ineffective or such Authorized Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 16(b) hereof. The Company agrees that the failure of the Authorized Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment or award rendered in any suit, action or proceeding based thereon. If, for any reason, the Authorized Agent named above or its successor shall no longer serve as agent of the Company to receive service of process, notice or papers in New York, the Company shall promptly appoint a successor that is a legal entity with offices in New York, New York, so as to serve and will promptly advise the Depositary thereof.

(c) Waiver of Personal Service of Process. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

22. Waiver of Immunities.

To the extent that the Company or any of its properties, assets or revenues may have or may hereafter be entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding (including any arbitration), from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment or arbitration award, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or other matters under or arising out of or in connection with the Shares or Deposited Securities, the ADSs, the ADRs or this Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

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23. Waiver of Jury Trial.

EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).

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IN WITNESS WHEREOF, ASLAN PHARMACEUTICALS LIMITED and JPMORGAN CHASE BANK, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of ADRs shall become parties hereto upon acceptance by them of ADRs issued in accordance with the terms hereof.

ASLAN PHARMACEUTICALS LIMITED

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:
Title:

EXHIBIT A

ANNEXED TO

AND

INCORPORATED IN

DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

                                                                                                                   No. of ADSs:

Number

Each ADS represents

Five (5) Shares

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

ASLAN PHARMACEUTICALS LIMITED

(Incorporated under the laws of the Cayman Islands)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the “Depositary”), hereby certifies that                                               is the registered owner (a “Holder”) of                              American Depositary Shares (“ADSs”), each (subject to paragraph (13) (Changes Affecting Deposited Securities)) representing five (5) ordinary shares (including the rights to receive Shares described in paragraph (1) (Issuance of ADSs), “Shares” and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the “Deposited Securities”), of ASLAN Pharmaceuticals Limited, an exempted company organized under

the laws of the Cayman Islands (the “Company”), deposited under the Deposit Agreement, dated as of                     , 2018 (as amended from time to time, the “Deposit Agreement”), among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder (“ADRs”), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. All capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Deposit Agreement.

(1) Issuance of ADSs.

(a) Issuance. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to the other provisions hereof, the Depositary may so issue ADRs for delivery at the Transfer Office (as hereinafter defined) only against deposit of: (i) Shares in a form satisfactory to the Custodian; or (ii) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions.

(b) Representations and Warranties of Depositors. Every person depositing Shares under the Deposit Agreement represents and warrants that: (i) such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person, (ii) all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (v) except for persons depositing Restricted Shares against the issuance of Restricted ADSs as contemplated by, and in accordance with, Section 3(e) of the Deposit Agreement, such Shares (A) are not Restricted Securities unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. Except for persons depositing Restricted Shares against the issuance of Restricted ADSs as contemplated by, and in accordance with, Section 3(e) of the Deposit Agreement, to the extent the person depositing Shares is an “affiliate” of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with, or the ADSs have been sold pursuant to an effective registration statement under the Securities Act of 1933 covering the resale of such ADSs and the Shares represented thereby, and in either case, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities. Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate compliance with the requirements of the securities laws, rules and regulations in the United States, including the Securities Act of 1933.

(c) Restricted American Depositary Shares. The Depositary may from time to time, at the written request and expense of the Company, establish procedures enabling the deposit under the Deposit Agreement of Shares that are Restricted Securities in order to enable the Depositary to issue Restricted ADRs representing such deposited Shares (such Shares that are Restricted Securities being “Restricted Shares” and the ADRs evidencing such Restricted ADSs being “Restricted ADRs”). The Company shall assist the Depositary in the establishment of such procedures and agrees that it shall take all steps necessary and reasonably satisfactory to the Depositary to ensure that the establishment of such procedures does not violate the provisions of the Securities Act of 1933 or any other applicable laws. The depositors of such Restricted Shares and the holders of the Restricted ADSs may be required prior to the deposit of such Restricted Shares, the transfer of the Restricted ADRs and the Restricted ADSs evidenced thereby or the withdrawal of the Restricted Shares represented by Restricted ADSs to provide such written certifications, opinions of counsel and/or agreements as the Depositary or the Company may require. The Company shall provide to the Depositary in writing the legend(s) (the “Legends”) to be included in the account statements issued from time to time to Holders of Restricted ADSs, which legends shall be in a form reasonably satisfactory to the Depositary and shall contain the specific circumstances under which the Restricted ADRs and the Restricted ADSs represented thereby may be transferred or the Restricted Shares withdrawn. Any Restricted ADSs shall be issued in book-entry form on the books of the Depositary with such restrictions, notations and blocks to ensure that such Restricted ADSs may not be delivered off the books of the Depositary through the Direct Registration System. The terms “deliver,” “execute,” “issue,” “register,” “surrender,” “transfer” or “cancel,” when used with respect to book-entry Restricted ADSs, shall refer to an entry or entries on the books of the Depositary.

The Depositary, the Company and each Holder of Restricted ADRs agrees that the following text of paragraph (1)(b) of the form of ADR shall not be applicable to persons depositing Restricted Shares against the issuance of Restricted ADSs: “, and (iv) such Shares (A) are not Restricted Securities unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an “affiliate” of the Company as such term is defined in

Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with, or the ADSs have been sold pursuant to an effective registration statement under the Securities Act of 1933 covering the resale of such ADSs and the Shares represented thereby, and in either case, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities.” In addition, the foregoing text shall not be applicable to Holders of Restricted ADSs unless and until each of following actions has been taken: (w) any applicable Legends and any stop-transfer instructions applicable to the Restricted ADSs on the Depositary’s records have been removed by the Depositary, (x) the Restricted ADSs and the Shares represented thereby have ceased to be Restricted Securities and the Restricted ADSs are treated by the Depositary on the same terms as the other ADSs issued and outstanding under the Deposit Agreement that are not Restricted ADSs, (y) the Depositary has moved the Shares represented by the Restricted ADSs to the general pool of Shares represented by the ADSs, and (z) the Depositary has taken all actions necessary to remove any distinctions, limitations and restrictions previously existing between the applicable Restricted ADSs and Restricted ADRs, respectively, on the one hand, and the other ADSs and ADRs that are not Restricted ADSs or Restricted ADRs, respectively, on the other hand, including, without limitation, by making the newly-unrestricted ADSs eligible for inclusion in the applicable book-entry settlement systems ((w), (x), (y) and (z), together, the “Restriction Removal Actions”).

At all times that the Restricted ADSs constitute Restricted Securities, and at all times before the Restriction Removal Actions are taken, the Holder thereof shall not offer, sell, pledge, distribute, dispose of or otherwise transfer such Restricted ADSs unless it shall have provided to the Depositary (a) a legal opinion of U.S. counsel, in form and substance, and from counsel, reasonably satisfactory to the Depositary, to the effect that (i) the Shares represented by the Restricted ADSs have been registered under the Securities Act of 1933 or (ii) such Restricted ADSs and the Shares represented thereby may be offered and sold without registration under the Securities Act of 1933 pursuant to an applicable exemption from the registration requirements thereof and (b) such other documentation as the Depositary may reasonably require. In the case of a transfer under clause (ii), the Restricted ADSs will continue to bear the Legends after such transfer and shall otherwise remain subject to the provisions of this Section 3(e) of the Deposit Agreement.

If a Holder surrenders Restricted ADSs for cancellation and withdrawal of Deposited Securities, the Depositary shall cancel the surrendered Restricted ADSs and deliver Deposited Securities only upon receipt of a certification and agreement in such form as the Depositary may reasonably request, signed by or on behalf of the person or entity that will be the beneficial owner of the Deposited Securities upon withdrawal, or, at the Depositary’s election, an opinion of U.S. counsel reasonably acceptable to the Depositary covering such matters as the Depositary may reasonably request, as well as such other opinions and documentation as the Depositary may reasonably require.

All references in the Deposit Agreement to ADSs shall include any Restricted ADSs issued under this Section 3(e), and all references to ADRs or American Depositary Receipts shall include any Restricted ADRs evidencing Restricted ADSs. The ADR Register shall include American Depositary Receipts and Restricted ADRs that are noted with such restrictions, notations and blocks to ensure that such Restricted ADSs may not be delivered off the books of the Depositary through the Direct Registration System. To the extent that, in relation to any Restricted ADS, any term or provision of Section 3(e) of the Deposit Agreement shall be inconsistent with any other terms or provisions of the Deposit Agreement, the terms and conditions of Section 3(e) of the Deposit Agreement shall take precedence with respect to such Restricted ADS, only to the extent of such inconsistency, and shall to such extent govern the rights and obligations of the parties to the Deposit Agreement pertaining to such Restricted ADSs and the Shares represented thereby. References in the Deposit Agreement to the Direct Registration System and Direct Registration ADRs shall not be deemed to apply to the Restricted ADSs or Restricted ADRs. References in the Deposit Agreement to Restricted ADRs shall refer to any written confirmation of book-entry notation provided to the Holder of such Restricted ADSs.

If the Restricted ADRs and the Restricted ADSs represented thereby cease to be Restricted Securities, then upon the Depositary’s receipt of (1) an opinion of U.S. counsel reasonably acceptable to the Depositary covering such matters as the Depositary may reasonably request, (2) one or more opinions of Cayman Islands and ROC counsels reasonably acceptable to the Depositary covering such matters as the Depositary may reasonably request, (3) an instruction letter and agreement from the Holder of the Restricted ADRs covering such matters as the Depositary may reasonably require, (4) instructions from the Company to undertake the Restriction Removal Actions, (5) any certifications and other documentation specified in the Deposit Agreement or otherwise reasonably required by the Depositary and (6) compliance with any procedures established or otherwise required by the Depositary, the Depositary shall undertake the Restriction Removal Actions.

(2) Withdrawal of Deposited Securities. Beginning on the fifth (5th) ROC business day following the date of initial issuance of the ADSs or such later date as the Depositary may announce, subject to the approval from the Taipei Exchange, any necessary ROC approvals and the provisions under the Deposit Agreement, Holders are entitled to withdraw and sell the underlying Shares.

In accordance herewith and subject to the requirements of the laws of the Cayman Islands and the ROC, a Holder may request the Depositary to withdraw from the depositary receipt facility created by the Deposit Agreement the Shares represented by such Holder’s ADRs and transfer such Shares to such Holder or, upon the written order of any person designated in such Withdrawal Order, upon surrender of (a) a certificated ADR in a form satisfactory to the Depositary at the Transfer Office or (b) proper instructions and documentation in the case of a Direct Registration ADR, as the case may be, in each case upon payment of any fees, expenses, taxes or governmental charges as provided in the Deposit Agreement, delivery to the Depositary of any documentation, certifications or information which may be required in order to comply with the laws, rules or regulations of the Cayman Islands and the ROC, and subject to the terms of the Deposit Agreement and paragraphs (4) and (5) hereof), provided that the Company has delivered to the Custodian the Shares in physical certificate form or scripless form to be sold or so delivered.

The Company has advised the Depositary that, under current ROC law, a Holder who is a non-ROC person wishing to withdraw and hold deposited Shares from the ADR facility is required to appoint an eligible agent in the ROC for filing tax returns and making tax payments (a “Tax Guarantor”). Such Tax Guarantor will be required to meet the qualifications set by the Ministry of Finance of the ROC and will act as the guarantor of the withdrawing Holder’s tax payment obligations. In addition, subject to certain limited exceptions, under current ROC law, repatriation of profits by a non-ROC withdrawing Holder is subject to the submission of evidence by the withdrawing Holder of the appointment of a Tax Guarantor to, and approval thereof by, the tax authority and tax clearance certificates or evidentiary document issued by the Tax Guarantor. There can be no assurance that a withdrawing Holder will be able to appoint and obtain approval for such agent in a timely manner or at all.

The Company has also advised the Depositary that, under current ROC law, a Holder who is not an ROC resident or ROC company wishing to present ADSs to the Depositary for cancellation and withdrawal and holding of the Deposited Securities from the depositary receipt facility is required to register as a foreign investor with the TWSE, if the Holder has never registered as foreign investor with the TWSE previously, for making investments in the ROC securities market prior to withdrawing and holding the Deposited Securities from the depositary receipts facility.

The Company has also advised the Depositary and the Holders that under current ROC law, such withdrawing Holder is required to appoint a local agent in the ROC to, among other things, open a securities trading account with prior approval granted by the TWSE with a local securities brokerage firm (with qualification set by the ROC FSC) and a bank account, pay ROC taxes, remit funds, exercise shareholder rights and perform such other functions as the Holder may designate upon such withdrawal. In addition, such withdrawing Holder is also required to appoint a custodian bank and open a custodian account to hold the securities and cash in safekeeping, make confirmations, settle trades and report all relevant information. Without making such appointment and the opening of such custodian account, the withdrawing Holder would be unable to hold or subsequently sell the deposited Shares withdrawn from the ADR facility on the Taipei Exchange. The laws of the ROC applicable to the withdrawal of Deposited Securities may change from time to time. There can be no assurances that current law will remain in effect or that future changes of ROC law will not adversely affect the ability of Holders to withdraw deposited Shares hereunder.

Currently, a party who is a People’s Republic of China (“PRC”) person may not withdraw and hold the underlying Shares unless it is a qualified domestic institutional investor (“QDII”) in the PRC or has obtained the investment approval from the Investment Commission, Ministry of Economic Affairs, Executive Yuan of the ROC. However, it is unclear whether a QDII may freely withdraw and hold the underlying Shares if the business of the issuer of the underlying Shares is not within the list of industries open to PRC investment as promulgated by the ROC government. Further, there is no assurance that in the future, there will not be further restrictions or prohibitions imposed on PRC persons (including QDIIs) from investing in certain industries in the ROC, which might accordingly cause a party who is a PRC person to be unable to withdraw and hold the underlying Shares. Under current ROC law, a PRC person means an individual holding a passport issued by the PRC, a resident of any area of China under the effective control or jurisdiction of the PRC (but not including a special administrative region of the PRC such as Hong Kong or Macau, if so excluded by applicable laws of the ROC), any legal person, group, or other institutions of the PRC and any corporation and other entity organized in countries outside of the ROC or PRC that is directly or indirectly controlled by or directly or indirectly has more than 30% of its capital beneficially owned by any PRC person described above.

In connection with any surrender of a ADR for withdrawal and the delivery of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder’s written order (a “Withdrawal Order”) directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order. Directions from the Depositary to the Custodian in connection with the withdrawal or delivery of the Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by SWIFT, cable, telex or facsimile transmission.

In the case of a Holder requesting the delivery of the Deposited Securities represented by the ADSs evidenced by the Holder’s ADRs so surrendered, subject to applicable ROC law and to the other provisions hereof, at the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable.

Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933. The immediately foregoing sentence shall not apply to Deposited Securities that are Restricted Securities.

(3) Transfers, Split-Ups and Combinations of ADRs. The Depositary or its agent will keep, at a designated transfer office (the “Transfer Office”), (a) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of an ADR, unless such holder is the Holder thereof. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4) Certain Limitations to Registration, Transfer etc. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the penultimate sentence of paragraph (2) (Withdrawal of Deposited Securities), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register, and (iii) any applicable charges as provided in paragraph (7) (Charges of Depositary) of this ADR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the penultimate sentence of paragraph (2) (Withdrawal of Deposited Securities), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

(5) Liability of Holder for Taxes, Duties and Other Charges. If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held an ADR the Holder and all prior Holders hereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the penultimate sentence of paragraph (2) (Withdrawal of Deposited Securities), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities, and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. Notwithstanding the foregoing, the Company will pay all stamp duties and other similar duties or taxes payable in the Cayman Islands, the ROC, the United States of America and any other jurisdiction, on or in connection with the constitution and issue of the ADSs and the execution or other event concerning the Deposit Agreement. If any legal proceedings are taken to enforce the obligations of the Company under the Deposit Agreement or the ADSs (including the certificates evidencing such ADSs) and for the purpose of such proceedings any of them are required to be taken into or enforced in any jurisdiction and stamp duties or other similar duties or taxes become payable in connection with such proceedings in such jurisdiction, the Holders will forthwith pay (or reimburse the person making a valid payment of) all such stamp duties and other similar duties and taxes, including penalties and interest (if any) unless otherwise ordered by a court of competent jurisdiction in such proceedings. The Depositary may sell any Deposited Securities and cancel ADSs with respect thereof in order to pay any such stamp duties or other similar duties or taxes owed hereunder by Holders without the Depositary being required to request payment thereof from Holders. In connection with any distribution to Holders, (a) the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company, and, if the Company determines that any taxes are not required to be withheld with respect to any Holder or Holders, it shall so advise the Depositary and instruct the Depositary in writing to pay such distribution to such Holder(s) without withholding the relevant taxes (but subject to all other deductions provided for in the Deposit Agreement); and (b) the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. The Depositary will forward to the Company such information from its transfer records maintained by it in its capacity as Depositary under the Deposit Agreement as the Company may reasonably request to enable the Company to file any necessary reports with governmental authorities or agencies. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. The Company shall, as soon as practicable after the due date for any payment to the government of the Cayman Islands or the ROC of any tax or other governmental charge with respect to any distribution with respect to Deposited Securities, provide the Depositary with an official receipt from the Cayman Islands or the ROC (or certified copies thereof), as the case may be, setting forth the amounts, if any, of tax or other government charge so paid to the government of the Cayman Islands or the ROC, as the case may be. The Depositary shall provide a copy of such receipt, or other documentation, to the Holder of the ADRs representing such Deposited Securities at the time of such distribution upon the request made by the Holder thereof to the Depositary. The Depositary shall elect to waive any and all deferral of income tax on Share Distributions received hereunder. Each Holder of an ADR or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained which obligations shall survive any transfer or surrender of ADSs or the termination of the Deposit Agreement.

(6) Disclosure of Interests.

(a) General. To the extent that the provisions of or governing any Deposited Securities, the laws, rules or regulations of the Cayman Islands, the ROC, the Taipei Exchange or the Company’s Memorandum and Articles of Association may require disclosure of or impose limits on beneficial or other ownership of, or interest in, Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof.

(b) Jurisdiction Specific. The Company may have certain disclosure obligations and reporting obligations under ROC laws and regulations if (a) the person to be registered as a shareholder of Shares withdrawn under the Deposit Agreement is a “related party” of the Company under its regulations governing the preparation of its financial reports and the International Financial Reporting Standards; or (b) the cumulative number of Shares withdrawn by the person exceeds 10% of the Shares represented by the ADSs originally issued under the Deposit Agreement. Due to these obligations, the Depositary may ask the withdrawing Holder to disclose the name of the beneficial owner of the ADSs delivered for cancellation and to provide proof of identity and genuineness of any signature and other information and documents before the withdrawing Holder may cancel its ADSs. The withdrawal of Shares may be delayed until the Depositary receives such information, the proof so requested and satisfactory evidence of the withdrawing Holder’s compliance with all laws and regulations. The information that a withdrawing Holder is required to provide may include the name and nationality of the beneficial owner, the number of Shares or individual certificates of payment the beneficial owner is withdrawing or has withdrawn in the past and whether certain affiliations exist between the beneficial owner and the Company.

Notwithstanding any other provision hereof, each Holder agrees to comply with requests from the Company pursuant to the laws, rules and regulations of the Cayman Islands and the ROC as well as the rules and regulations of any stock exchange on which the Shares are, or will be, registered, traded or listed to provide information, inter alia, as to the capacity in which such Holder owns ADRs (and Shares as the case may be) and regarding the identity of any other person interested in such ADRs and the nature of such interest, and the Depositary agrees to mail to Holders reasonable requests prepared by and from the Company with respect to requests for such information and, to the extent a response is received by the Depositary, to forward to the Company any such responses. The Depositary shall have no further obligations under this paragraph.

(7) Charges of Depositary.

(a) Rights of the Depositary. The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10) (Distributions on Deposited Securities)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.

(b) Additional charges by the Depositary. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10) (Distributions on Deposited Securities)), whichever is applicable: (i) a fee of U.S.$0.05 or less per ADS for any Cash distribution made pursuant to the Deposit Agreement, (ii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iii) an aggregate fee of U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (iv) a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).

Certain of the Depositary fees and charges described above may become payable immediately after the closing of the initial issuance of ADRs at or following the date of the Deposit Agreement. In connection therewith, it is anticipated that the $0.05 per ADS administrative servicing fee described in paragraph (b)(iii) above will be charged to, and payable by, those ADS Holders on a record date occurring during the period immediately after the initial issuance of ADRs following the date of the Deposit Agreement and prior to the listing approval from the Taipei Exchange with respect to such issuance.

(c) Obligations of the Company. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except: (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares); (ii) SWIFT, cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders); (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; (iv) expenses of the Depositary in connection with the sale of Shares to pay withholdings taxes of the ROC on stock dividends pursuant to the Deposit Agreement (which are paid out of such foreign currency); and (v) in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. (“JPMorgan”) shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion. JPMorgan and/or its agent may act as principal for such conversion of foreign currency. Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary. For further details see https://www.adr.com.

(d) The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(e) Reimbursement by the Depositary. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office, on the website of the United States Securities and Exchange Commission (the “Commission”), or upon request from the Depositary (which request may be refused by the Depositary at its discretion). The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Commission. Such reports and other information may be inspected and copied through the Commission’s EDGAR system or at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By
Authorized Officer

The Depositary’s office is located at 4 New York Plaza, Floor 12, New York, New York, 10004.

[FORM OF REVERSE OF ADR]

(10) Distributions on Deposited Securities. Subject to paragraphs (4) (Certain Limitations to Registration, Transfer etc.) and (5) (Liability of Holder for Taxes, Duties and other Charges), to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor (net of any tax withholding to which such Holder is subject) at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs:

(a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) (“Cash”), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld with respect to any one or more Holders for whom the Company, the Custodian or the Depositary is required to withhold an amount on account of taxes, duties or other governmental charges, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

(b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

(c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

(d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) (Charges of Depositary). Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary ADR Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

(11) Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated.

(12) Voting of Deposited Securities.

(a) Notice of any Meeting or Solicitation. Subject to the next sentence, as soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date in accordance with paragraph (11) above in respect of such meeting or solicitation of consent or proxy. The Depositary shall, if requested by the Company in writing in a timely manner (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least 30 days prior to the date of such vote or meeting) and at the Company’s expense and provided no legal prohibitions exist, distribute to Holders a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of the Company’s Memorandum and Articles of Association, and the laws, rules and regulations of the Cayman Islands, the ROC, the FSC and the Taipei Exchange, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Each Holder that provides voting instructions shall be deemed to confirm, represent and warrant that such Holder has no interest in any contract or proposed contract or arrangement to be considered at the relevant meeting. There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

(b) Voting of Deposited Securities. Upon actual receipt by the ADR department of the Depositary of instructions of a Holder on such record date in the manner and on or before the time established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

To the extent the Depositary has been provided with at least 45 days’ notice of the proposed meeting, if such instructions are not so timely received by the Depositary from any Holder, such Holder shall be deemed, and the Depositary is instructed to deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by the American Depositary Shares evidenced by such Holder’s ADRs as to which such instructions are so given, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if the Company informs the Depositary in writing (and the Company agrees to provide the Depositary with such information promptly in writing) that (i) it does not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of Shares and (b) unless, with respect to such meeting, the Depositary has been provided with an opinion of Caymans Islands and ROC counsel to the Company, in form and substance satisfactory to the Depositary, to the effect that (a) the granting of such discretionary proxy does not subject the Depositary to any reporting obligations in the Cayman Islands or the ROC, or by the FSC or the Taipei Exchange, (b) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of the Cayman Islands, the ROC, the FSC or the Taipei Exchange (c) the voting arrangement and deemed instruction as contemplated herein will be given effect under the laws, rules, regulations and permits of the Cayman Islands, the ROC, the FSC and the Taipei Exchange and (d) the granting of such proxy will not under any circumstances result in the Depositary being treated as the beneficial owner of the Shares represented by the ADRs under the laws, rules, regulations or permits of the Cayman Islands, the ROC, the FSC or the Taipei Exchange. There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

In accordance with the Memorandum and Articles of Association of the Company, a shareholder of the Company may not exercise its own vote or by proxy on behalf of another shareholder of the Company in respect of any contract or proposed contract or arrangement if such shareholder may be interested therein. Accordingly, no Holder shall instruct the Depositary to vote on its behalf on any matter to be considered at the relevant meeting in respect of which such Holder is interested.

(13) Changes Affecting Deposited Securities.

(a) Subject to paragraphs (4) (Certain Limitations to Registration, Transfer etc.) and (5) (Liability of Holder to Taxes, Duties and Other Charges), the Depositary may, in its discretion, and shall if reasonably requested by the Company, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company.

(b) To the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(c) Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

(14) Exoneration. The Depositary, the Company, and each of their respective directors, officers, employees, agents and affiliates, and each of them, shall: (a) incur no liability (i) if any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the ROC or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company’s charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR; (d) in the case of the Company and its agents hereunder, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs), subject to the penultimate sentence of this paragraph (14), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that the Custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located. The Depositary, the Company and each of their respective agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary shall be under no obligation to inform Holders or beneficial owners of, or any other holders of an interest in, any ADSs or ADRs about the requirements of the laws, rules or regulations or any changes therein or thereto of the United States of America, the Cayman Islands, the ROC or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system. The Depositary and its agents will not when acting in good faith be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents and/or affiliates, shall be liable for the failure by any Holder or beneficial owner of, or any other holder of an interest in, ADSs or ADRs to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder’s or beneficial owner’s or other holder’s income tax liability. None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents and/or affiliates, shall incur any liability for any tax consequences that may be incurred by Holders and beneficial owners of, or other holders of interests in, ADSs or ADRs on account of their ownership of the ADSs or ADRs. The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. Neither the Depositary, the Company, nor any of their respective agents shall be liable to Holders or beneficial owners of, or holders of interests in, ADSs or ADRs for any indirect, special, punitive or consequential damages or lost profits, or any fees or expenses of counsel in connection therewith, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15) Resignation and Removal of Depositary; the Custodian.

(a) Resignation. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.

(b) Removal. The Depositary may at any time be removed by the Company by no less than 60 days prior written notice of such removal, to become effective upon the later of (i) the 60th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.

(c) The Custodian. The Depositary may appoint substitute or additional Custodians and the term “Custodian” refers to each Custodian or all Custodians as the context requires.

(16) Amendment. Subject to the penultimate sentence of paragraph (2) (Withdrawal of Deposited Securities), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to the Deposit Agreement or form of ADRs so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement or form of ADRs in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission’s, the Depositary’s or the Company’s website or upon request from the Depositary).

(17) Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Company and the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 60th day after the Company’s notice of removal was first provided to the Depositary. Notwithstanding anything to the contrary herein, the Depositary may terminate the Deposit Agreement subject to giving 30 days’ notice to the Company and the Holders, under the following circumstances: (i) in the event of the Company’s bankruptcy or insolvency, (ii) if the Company’s shares are de-listed, (iii) if the Company effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (iv) there occurs a merger, consolidation, sale of all or substantially all assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities.

After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the date so fixed for termination, the Depositary shall use its reasonable efforts to sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18) Appointment. Each Holder and each owner and person holding an interest in ADSs or ADRs, upon acceptance of any ADSs or ADRs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

(19) Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).

(20) Jurisdiction. By holding an ADS or an interest therein, Holders and owners of interests in ADSs each irrevocably agree that any legal suit, action or proceeding against or involving Holders or owners of interests in ADSs brought by the Company or the Depositary, arising out of or based upon the Deposit Agreement, the ADSs or the ADRs or the transactions contemplated thereby or hereby, may be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding an ADS or an interest therein, Holders and owners of interests in ADSs each also irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary brought by Holders or owners of interests in ADSs, arising out of or based upon the Deposit Agreement, the ADSs or the ADRs or the transactions contemplated thereby or hereby, may only be instituted in a state or federal court in New York, New York , and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Notwithstanding the above or anything in the Deposit Agreement to the contrary, in the Deposit Agreement each of the parties thereto (i.e. the Company, the Depositary and all Holders from time to time of ADRs issued thereunder (and any persons owning or holding interests in ADSs)) have agreed that: (i) the Depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the Deposit Agreement, the ADSs or the ADRs or the transactions contemplated thereby or hereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination (a “Dispute”) against any other party or parties (including, without limitation, Disputes, suits, actions or proceedings brought against Holders and owners of interests in ADSs), by having the Dispute referred to and finally resolved by an English language arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted under the terms set out in the Deposit Agreement, and (ii) the Depositary may in its sole discretion require, by written notice to the relevant party or parties, that any Dispute, suit, action, controversy, claim or proceeding brought by any party or parties (including, without limitation, Disputes, suits, actions or proceedings brought by Holders and owners of interests in ADSs) against the Depositary shall be referred to and finally settled by an English language arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted under the terms set out in the Deposit Agreement, subject, in the case of this clause (ii), to the federal securities law carve-out set forth in Section 20(c) of the Deposit Agreement, and, upon any such referral, any such action shall be finally decided in such arbitration rather than in such court, in each case as provided in the Deposit Agreement.